EXHIBIT B

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-65792 of Safeway, Inc. on Form S-8 of our report dated July 11, 2002, appearing in this Annual Report on Form 11-K of Genuardi’s Family Markets, L.P. Retirement Savings Plan (formally Genuardi’s Family Markets, Inc. Retirement Savings Plan) for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 11, 2002